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EXHIBIT 99.1
FOR IMMEDIATE RELEASE                                           JANUARY 16, 2002

MEDIA CONTACT:   KEVIN BRETT               INVESTOR CONTACT: DIANA MATLEY
                 408-433-7150                                408-433-4365
                 kbrett@lsil.com                             diana@lsil.com

CC02-22

                      LSI LOGIC RESTRUCTURES OPERATIONS TO
                SPEED RETURN TO PROFITABILITY BY 2ND HALF OF 2002

                       COMPANY WILL MEET Q4 2001 GUIDANCE

MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) today announced a series of actions to reduce costs and tailor company expenses to current revenues, putting the company on track for its return to profitability in the second half of the year.

These actions include: Restructuring Tsukuba, Japan manufacturing operations; divesting CDMA handset and DSL standard product business units and reducing the worldwide workforce by 1,400 positions or 20 percent.

These cost reductions are expected to reduce cost of sales and operating expenses by about $30 million per quarter. The company will take a related charge in the range of $50 million to $70 million in the first quarter of 2002 to cover these actions.

LSI Logic will meet its guidance for 2001 fourth quarter revenue growth of between 0-5 percent sequentially from the $397 million reported in the third quarter. The company will also meet its projection of pro forma fourth quarter loss of 23 cents, an improvement over the pro forma third quarter loss of 29 cents.

"We believe that both our semiconductor component and storage systems businesses have bottomed and we expect our overall revenues to grow in line with the semiconductor industry this year," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "However, we are taking these actions to bring into line our cost structure with our present revenue stream and to return to profitability as expeditiously as possible."

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"We are emphasizing our core strengths and concentrating on those parts of the communications, storage and consumer electronics businesses where we have leadership positions," said Corrigan. "At the same time, we have made the decision to divest our CDMA wireless handset and DSL standard product business units. We are in discussions to sell these businesses."

LSI Logic is consolidating its U.S. manufacturing activities and process R&D into the corporation's Gresham, Oregon campus. Earlier, the company closed its Colorado Springs and Santa Clara manufacturing facilities. The company is restructuring its manufacturing operations in Tsukuba, Japan.

Bryon Look, LSI Logic executive vice president and chief financial officer, said the expanded cost-reduction program is designed to put LSI Logic on the fast track to positive cash flow and profitability.

LSI Logic will report its 2001 and fourth quarter financial results Wednesday, January 23 at the close of market. At that time, LSI Logic will provide guidance for the 2002 first quarter.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, and other projections by LSI Logic management which involve risks and uncertainties regarding future events and the future financial performance of LSI Logic. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by LSI Logic with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Forward-looking statements include risks associated with the efficacy of actions taken by management to reduce costs, restructure manufacturing operations, divest business units, and reduce the size of the workforce. Further risks include realizing neither the magnitude of the cost savings expected from management actions, nor the acceleration or deceleration of future revenue growth, earnings, profitability or cash flow. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that many affect the company's actual results include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity, the

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realization of benefits from the company's strategic relationships, and investments and disruptions in general economic activity caused by the effects of terrorist activities and armed conflict. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control.

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 866-574-5741 (within U.S.), 719-533-7679 (outside U.S.), http://www.lsilogic.com.

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Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.  The LSI Logic logo design is a registered trademark of LSI Logic
    Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.